EXHIBIT 1.2

This is a translation of a power of attorney originally rendered in Chinese

POWER OF ATTORNEY

I HONG Xing of Suite 2303-06, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong Special Administrative Region, the People’s Republic of China hereby appoint Mr. WU Xiao An (“Attorney”) to be my true and lawful Attorney and in my name and on my behalf to approve sign seal and deliver the Form F-X, Form CB and Schedule 13D and any other related documents to be filed with the United States Stock Exchange Commission. I hereby declare and confirm that all and each of the above documents executed by the Attorney and whatsoever that the Attorney shall lawfully done or caused to be done in pursuance of or in contemplation of this Deed shall be good valid and subsisting and as if the same are executed, sealed, delivered and done by me. I hereby further ratify, confirm and agree at all times and from time to time to allow ratification and confirmation of all and whatsoever the Attorney has lawfully done or caused to be done or shall lawfully do or cause to be done in pursuance of or in contemplation of this Deed and I shall be responsible for all claims and liabilities arising from this Deed.

This Deed shall be revoked by me at any time wholly or partially by serving a notice of revocation to the Attorney provided that (1) such written notice shall be served to the Attorney by way of facsimile (Fax No.852-2526-8472) to the Attorney’s address at Suite 2303-06, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong Special Administrative Region, the People’s Republic of China; and (2) such facsimile transmission has been received by the Attorney at the above address. This Deed shall have no further effect after six months from the date hereof automatically unless it has been revoked in accordance with the manner as stipulated above.

This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China.

IN WITNESS whereof I have hereunto set my hand and seal on the 16th day of December 2002.

SIGNED SEALED and DELIVERED by the said HONG Xing in the presence of :-	) ) )	/s/ HONG Xing

     /s/ YANG Mao Zeng

Name:	YANG Mao Zeng
Address:	Suite 2303-06, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong Special Administrative Region, the People’s Republic of China
Occupation:	Director

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